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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
                    of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                   and 15(d) of the Securities Exchange Act of
                                      1934.

                         Commission File Number 1-08019

                         Provident Financial Group, Inc.
                         -------------------------------
             (Exact name of registrant as specified in its charter)

          One East Fourth Street, Cincinnati, Ohio 45202 (513) 579-2861
          -------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           Common Stock, no par value
                     --------- ---------------------------
            (Title of each class of securities covered by this Form)

                                      None
                       --------------------------- -----
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [x]         Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6                 [ ]
         Rule 12h-3(b)(1)(i)    [x]

       Approximate number of holders of record as of the certification or notice date: None

       National City Corporation is filing this Form 15 on behalf of Provident Financial Group, Inc. as successor by merger.

       Pursuant to the requirements of the Securities Exchange Act of 1934, National City Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            National City Corporation

Date: July 1, 2004                          By: /s/ David L. Zoeller
                                                --------------------------------
                                                David L. Zoeller
                                                Executive Vice President and
                                                General Counsel